Exhibit 99a


January 5, 1999
Upon Receipt

Financial:  Clifford J. Hebert, Jr. (617) 357-9590
General: Kevin Kirby (508) 559-2000 ext.  3809
Constellation Power Source: Michael Delaney (410) 234-5466




EUA Names Constellation Power Source for Standard Offer Supply
EUA completes divestiture of non-nuclear generation assets
Constellation to acquire EUA's power purchase contracts, supply
                Standard Offer power

   BOSTON, Jan. 5     Eastern Utilities Associates (NYSE: EUA) today announced
agreements to transfer the remaining non-nuclear power purchase contracts of its Montaup Electric Co. (Montaup) subsidiary to Constellation Power Source, Inc., (CPS) of Baltimore, Md. As part of the transfer, Constellation will supply a portion of the energy needs for EUA's electric utility customers on Standard Offer service in Massachusetts and Rhode Island.

   The companies expect to close transfer of the power purchase contracts, including the long-term Standard Offer contracts, in early 1999, following regulatory approvals.

   CPS also won the bid to supply an additional portion of EUA customers' Standard Offer needs, initially through Montaup, effective Jan. 1, 1999, meaning the Baltimore firm will eventually supply 56 percent of the energy distributed by EUA subsidiaries Blackstone Valley Electric, Eastern Edison and Newport Electric to their Standard Offer customers. The other 44 percent had been previously subscribed.

   "This represents the final agreement for EUA to complete divestiture of its non-nuclear generation assets under agreements negotiated with officials in Massachusetts and Rhode Island," said Donald G. Pardus, EUA's Chairman and Chief Executive Officer. "In addition to our non-nuclear generation, EUA has agreed to sell its share in the Seabrook nuclear generating station and has restructured its long-term power purchase contract from the Pilgrim nuclear unit. Our goal now is to sell our remaining ownership shares in two other nuclear units in New England, completing divestiture of all of EUA's generation assets."

  Charles W. Shivery, CPS President, said: "We are extremely pleased that Constellation Power Source has been able to craft a solution that best meets the needs of EUA and their customers in Massachusetts and Rhode Island, while also strengthening our presence in the New England energy market.

  "CPS provides wholesale power marketing and risk management services nationwide," Shivery added, "and these long-term contracts with EUA are consistent with our strategy to target customers in developing, competitive energy markets."

   Constellation will acquire approximately 177 megawatts of electricity entitlements in long-term power purchase contracts held by EUA's Montaup Electric subsidiary in these generating units:

  Canal Unit 1, Sandwich, Mass.
  McNeil, Burlington, Vt.
  Northeast Energy Associates, Bellingham, Mass.
  Blackstone Hydroelectric, North Smithfield, R. I.

   In addition, Constellation will acquire EUA's entitlement in the Hydro Quebec firm energy contract with utilities in New England.

   The long-term contracts have expiration dates ranging from 2001 to 2021. Under terms of the transfer, Constellation will supply a percentage of EUA's Standard Offer needs through 2004 in Massachusetts and 2009 in Rhode Island, as set by legislation deregulating the electric utility industry in the two states.

   "EUA's stranded assets, in the form of above market costs, will be reduced by about $40 million through this transfer," Pardus said. The transition charge paid by customers specified in Massachusetts and Rhode Island utility deregulation legislation will be reduced, as a result.

   Under deregulation legislation in both states, customers may elect to continue purchasing energy from their current electric utility rather than choosing a competitive supplier for a specific period under Standard Offer rates.

   Constellation Power Source (CPS), a wholly-owned subsidiary of Baltimore Gas and Electric Co. (NYSE: BGE) was formed in February 1997. Since its inception, CPS has established itself as a leading nationwide power marketer. CPS has made significant capital investments in risk management systems that enable it to structure innovative solutions to meet the energy needs of wholesale customers. Other BGE subsidiaries include Constellation Power, Constellation Energy Source and Constellation Operating Services.

   Reed Consulting Group of Burlington, Mass., acted as EUA's adviser and managed the process under which the transfer was arranged.

   EUA is a Boston-based energy services firm whose shares are traded on the New York and Pacific Stock Exchanges. Its Eastern Edison, Blackstone Valley Electric and Newport Electric subsidiaries provide electric utility service to more than 300,000 customers in southeastern Massachusetts and northern and south coastal Rhode Island. Montaup is EUA's wholesale electric utility subsidiary. Other subsidiaries include EUA Cogenex Corp., EUA Ocean State Corp., EUA Energy Investment Corp. and EUA Service Corp. EUA's web site is www.eua.com
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